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                                                                      EXHIBIT 14




                             COMMUNITY CENTRAL BANK
                                  CORPORATION


                            CODE OF BUSINESS CONDUCT
                                   AND ETHICS




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                                     PART I

                                    OVERVIEW
PURPOSE OF THE CODE

         This Code of Business Conduct and Ethics is intended to deter wrongdoing and promote:

         - Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         - Avoidance of conflicts of interest, or the appearance of conflicts, including appropriate disclosure to supervisors of any material transaction or relationship that reasonably could be expected to give rise to a conflict;

         - Full, fair, accurate, timely and understandable disclosure in documents the Corporation files with, or submits to, the SEC and in all public communications made by the Corporation;

         -  Compliance with applicable governmental laws, rules and regulations;

         - Prompt internal reporting to designated persons of violations of the Code; and

         -  Accountability for adherence to the Code.

APPLICATION OF THE CODE

         The Code applies to all Community Central Bank Corporation (the "Corporation") directors and employees, including subsidiary and affiliate employees. The Code applies to all employee decisions and activities within the scope of employment, or when representing the Corporation in any capacity. A copy of the Code will be included in the orientation package provided to new employees. Following review of the Code, new employees will be asked to sign a written confirmation that they have reviewed the Code in its entirety, and agree to adhere to its provisions. Existing employees will be asked to review the Code annually. All Corporation officers and directors should be familiar with the requirements of the Code, and should encourage employees to apply the Code to their daily activities and decisions, and to seek guidance from the appropriate individuals when additional information or explanation is needed.

         Copies of the Code may be obtained from several sources, including the Employee Handbook and the Corporation's human resources department.

OBTAINING GUIDANCE

         If you need additional explanation regarding a particular provision of the Code, or if you need guidance in a specific situation, including whether a conflict or potential conflict of interest may exist, please contact your immediate supervisor. If you are uncomfortable speaking to your immediate supervisor, or if you require additional guidance after having consulted with your supervisor, you are encouraged to contact the following individual:

Debbie Reinhardt
Vice President -- Personnel Officer
(586) 783-4360
dreinhardt@communitycentralbank.com


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REPORTING VIOLATIONS OF THE CODE

         Any known or suspected violation of the Code, including actions or failures to act, must be promptly reported to your supervisor or the person listed above. This includes violations or possible violations involving you, another employee (including officers) or a director. Any violation of law, rule or regulation applicable to the Corporation and/or corporate policy is also a violation of this Code. Violations of the Code may result in disciplinary action including, in severe situations, immediate termination of employment.

         Concerns regarding questionable accounting, internal accounting controls or auditing matters may be directed to the Chairman of the Audit Committee at 455 Twin Lakes Drive, Oakland, Michigan 48363 by leaving a confidential message.

         All concerns or complaints will be promptly investigated and appropriate action taken. The Manager, Human Resources will document the results of the investigation in a report to the Board of Directors in order to ensure a fair process is utilized in determining whether a violation of the Code has occurred. No person expressing concerns or complaints will be subject to any disciplinary or other adverse action by the Corporation absent a knowingly false report. All concerns or complaints may be made anonymously and will remain confidential. Please provide sufficient information to allow us to properly investigate your concerns. The Corporation will retain a record of all concerns and complaints, and the results of its investigations, for five years.

                                     PART II

                       PRINCIPLES AND STANDARDS OF CONDUCT

         One of the most valued assets of the Corporation is its reputation for integrity as determined by the personal conduct of its directors, officers and staff, and how that conduct may be perceived by the public. The ethical management of both personal and business affairs is most important to all directors and employees in order to avoid situations that might lead to a conflict, or even suspicion of a conflict, between personal interest and responsibility to the Corporation. Your position should never be used directly or indirectly for private gain, for advancement of personal interests or to obtain favors or benefits for oneself, customers, or suppliers.

         The following is a statement of policy regarding standards of conduct expected from directors and employees of the Corporation and its subsidiaries in their treatment of confidential information, personal investments, gifts and fees, and outside activities.

CONFIDENTIAL AND INSIDER INFORMATION

         Confidentiality is a fundamental principle of the financial services business. In the course of performing your duties, you may acquire confidential information. Confidential information includes all non-public information that might be of use to competitors or harmful to the Corporation or its customers, if disclosed. Confidential information, in any form, obtained through business or personal contacts with customers, prospective customers, suppliers, or other employees shall be used solely for the Corporation's purposes. Information reflecting favorably or adversely upon the current or future value of any business enterprise should not be used in any manner for personal gain or for advantage to a third party. This information must not be revealed to unauthorized persons or discussed with others within the Corporation unless their duties require this information. The use of confidential information submitted to us through any source about one customer to further the private interests of another customer is unethical and may be illegal.

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         Some specific examples of confidential information include:

          - The identity of customers and potential customers and their personal, business and financial information;

          - Non-public business and financial information of the Corporation; personal information regarding any employee of the Corporation;

          - Personal or non-public business information regarding any supplier, vendor or agent of the Corporation;

          - Information related to, including the identity of, potential candidates for mergers and acquisitions;

          - Information regarding the Corporation's sales strategies, plans or proposals;

          - Information related to computer software programs, whether proprietary or standard;

          - Information related to documentation systems, information databases, customized hardware or other information systems and technological developments;

          - Manuals, processes, policies, procedures, compositions, opinion letters, ideas, innovations, inventions, formulas and other proprietary information belonging to the Corporation or related to the Corporation's activities;

          - Security information, including without limitation, policies and procedures, passwords, personal identification numbers (PINs) and electronic access keys;

          - Communications by, to and from regulatory agencies; and

          - Certain communications with or from attorneys for the Corporation, whether internal or external.

         This caution on confidential information does not preclude releasing certain customer information when authorized by the customer or to the government when appropriate. The guidance of the Manager, Human Resources should be sought in all such cases. Disclosure of confidential information to attorneys, accountants and other professionals working on behalf of the Corporation, as well as regulatory examiners, may also be appropriate.

PERSONAL INVESTMENTS AND FINANCIAL AFFAIRS

         Directors and employees of the Corporation, like any other individuals, may make personal investments in corporate stock, real estate, etc. Such investments , however, shall not be made as a result of confidential information that is also material inside information obtained through your position with the Corporation. Particular care should be taken with original or new stock issues. Confidential information about the Corporation and its customers and suppliers acquired by directors and employees in the course of their duties is to be used solely for the Corporation's purposes, and not as a basis for personal investment by directors and employees or their immediate families. In making personal investments, all directors and employees should be guided by a keen awareness of potential conflict. In addition, personal investments


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should not influence a director's or employee's judgment or action in the conduct of the Corporation's business.

         It is expected that all directors and employees will conduct their personal financial affairs in a manner that will not reflect adversely upon the Corporation or on their personal standing in the community.

MATERIAL INSIDE INFORMATION

         Generally, material inside information is defined as any information that is confidential in nature, and that a reasonable investor would likely consider important in deciding whether to buy, sell, or hold the Corporation's stock. The following types of information, if not generally known or publicly disclosed, should be considered material inside information and treated according to the provisions of this Code and the Corporation's Insider Trading
Policy:

        -   Proposals or plans for mergers and acquisitions;

        - Earnings estimates or results, whether for the month, quarter or year;

        -   Changes in dividends;

        -   New product innovation, development or implementation;

        - Major litigation, adverse regulatory proceeding or material threat of either event;

        - Significant operational issues, including changes in non-performing assets;

        - Significant expansion of operations, whether geographic or otherwise, or the curtailment of current or future planned operations; and

        - Any other information which, if known, would likely influence the decisions of investors.

GIFTS AND FEES

         It is illegal for anyone to offer or promise anything of value to an employee, officer, director or agent of a financial institution with the intent to influence or reward the person in connection with any business or transaction of the financial institution. It is also illegal for an employee, officer, director or agent of a financial institution to solicit or accept anything of value from any person intending to be influenced or rewarded in connection with any business or transaction of the financial institution.

         No employee or director of the Corporation shall accept anything of value from a customer of the Corporation or a vendor to the Corporation other than the following:

         1. Gifts based on a family relationship or gifts of a reasonable value based on a personal relationship where that relationship is the obvious motivating factor for the gift;

         2. Advertising or promotional material with a value of less than $100;

         3. Gifts with a value of less than $100 related to commonly recognized events such as a promotion, religious holiday, wedding or retirement;

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         4. Acceptance of customary hospitality (business luncheons, dinners, golf outings, ball games, etc.) where it is directly related to Corporation activities and provided that the expense would be paid for by the Corporation if not paid for by another party. Any entertainment beyond that scope or of a frequent nature (more than twice a year by the same party) must be pre-authorized by the Manager, Human Resources;

         5. Discounts or rebates on merchandise or services that do not exceed those available to other customers of the merchant; or

         6. Awards for recognition of service or accomplishment from civic, charitable, educational or religious organizations.

         If an employee or director receives or anticipates receiving a benefit from a Corporation customer or vendor and is unsure whether acceptance of the gift is in compliance with this policy, a written disclosure should be made to the Treasurer. The Board of Directors may approve the acceptance of the benefit if the acceptance is otherwise consistent with this policy.

         Directors, employees and their immediate families should never borrow personally from customers or suppliers unless these entities are engaged directly in the lending business, and then only under normal conditions with respect to interest rates, terms, security, and repayment programs that are available to any borrower.

OUTSIDE ACTIVITIES

         Outside activities that might constitute a conflict of interest or interfere with performance, or compromise a director's or employee's position, are to be avoided. Employee activities such as full-time outside employment; the rendering of investment, legal or accounting services; membership on corporate boards of directors; seeking of an elective political position; or appointment to government bodies should be reviewed and approved by the Chairman and Chief Executive Officer of the Corporation prior to such undertakings. As in the past, we continue to encourage active participation on the part of directors, officers and employees in service clubs and organizations fostering the betterment of the community, and the active use of various social memberships in maintaining a proper image of our organization within the community.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         All directors and employees of the Corporation are required to comply with the requirements of this Code, all policies of the Corporation and applicable laws, rules and regulations. Directors and employees must also comply with the procedures implementing and effectuating the Corporation's policies. Failure to comply with the Corporation's policies and procedures may result in disciplinary action including, in severe situations, immediate termination of employment.

ACCOUNTING PRACTICES

         All employees are expected to observe and comply with generally accepted accounting principles, the system of internal controls and disclosure controls and procedures established by the Corporation requiring that corporate books and records accurately and fairly reflect in reasonable detail the financial condition and results of operations of the Corporation. Corporation policies are intended to promote full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the SEC and in the

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Corporation's public statements. In furtherance of these requirements, employees must practice the following:

         1. No false, misleading or artificial entries shall be made on corporate books, records and reports for any reason.

         2. No undisclosed or unrecorded corporate funds or assets shall be established for any purpose.

         3. No payments from corporate funds or other assets shall be approved or be made with the intention or understanding that any part of such payment will be used for any purpose other than that described by the documents supporting the payment. All payments must be supported with appropriately approved purchase orders, invoices or receipts, expense reports or other customary documents, all in accordance with established policy.

                                    PART III

                           ADMINISTRATION AND WAIVERS

ADMINISTRATION

         This Code will be administered and monitored by the Corporation's Human Resources Department. General questions and requests for additional information on this Code should be directed to this department at the telephone number and e-mail address in Part I.

WAIVERS

Any requests for waivers of the Code for employees who are not executive officers should be directed through your supervisor to the Human Resources Department. Requests for waivers for directors and executive officers should be directed to the Board of Directors through the Corporate Secretary. Only a majority of the Board of Directors may waive the applicability of the Code for a director or executive officer. Any waiver granted to directors or executive officers, including the principal accounting officer, and the reasons for granting the waiver, and any change in the Code applicable to directors and executive officers, including the principal accounting officer, must be promptly disclosed to the public as required by law or the Nasdaq Stock Market.



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